UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-207100

CAPSTONE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Yun Gu Hui, First Floor South Building No.7 Tongren West Street, Xuanwu District Nanjing, Jiangsu Province, PRC 210008 + (86) 400-886-9610
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.001 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐	Rule 12h 3(b)(1)(ii)	☐
Rule 12g-4(a)(2)	☐	Rule 15d-6	☒
Rule 12h-3(b)(1)(i)	☐	Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 71

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Capstone Systems Inc. has duly caused this notice to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE SYSTEMS INC.

(Registrant)

/s/ Xiuping Fang

Xiuping Fang

Chief Executive Officer

Date: July 23, 2019